Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in the Form S-1 (No. 333-282953, filed on January 31, 2025) and the Forms S-8 (No. 333-282175, filed on September 17, 2024; No. 333-274248, filed on August 29, 2023; No. 333-271662, filed on May 5, 2023; and No. 333-266901, filed on August 15, 2022) of Faraday Future Intelligent Electric Inc. of our report dated May 28, 2024, relating to the consolidated financial statements of Faraday Future Intelligent Electric Inc. as of and for the year ended December 31, 2023, which appears in the Annual Report on Form 10-K of Faraday Future Intelligent Electric Inc. for the year ended December 31, 2024. Our report includes an explanatory paragraph regarding the existence of substantial doubt about the Company's ability to continue as a going concern.

/s/ Mazars USA LLP
New York, NY
March 31, 2025